                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                           PAYLESS CASHWAYS, INC.
                     ----------------------------------
                              (Name of Issuer)

                               COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                              000704378 40 5
                     ----------------------------------
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 000704378 40 5              13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     CANADIAN IMPERIAL BANK OF COMMERCE
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     CANADA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     1,250,092 Shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      0 Shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,250,092 Shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0 Shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,250,092 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.25%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     BK
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            PAYLESS CASHWAYS, INC.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
   TWO PERSHING SQUARE, 2300 MAIN, P.O. BOX 419466, KANSAS CITY, MO. 64141-0466
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            CANADIAN IMPERIAL BANK OF COMMERCE
-------------------------------------------------------------------------------


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE COMMERCE COURT, TORONTO, ONTARIO M5L 1A2
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            CANADA
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            COMMON STOCK
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            000704378 40 5
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) /X/ Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  4  of  5  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        1,250,092 SHARES (1,222,897 AS OF DECEMBER 31, 1997)
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        6.25% (6.1% AS OF DECEMBER 31, 1997)
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              1,250,092 SHARES (1,222,897 AS OF DECEMBER 31, 1997)
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0 SHARES
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              1,250,092 SHARES (1,222,897 AS OF DECEMBER 31, 1997)
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0 SHARES
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         CIBC INC., AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CANADIAN IMPERIAL BANK OF COMMERCE, HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT
         THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF SUCH SECURITIES.
-------------------------------------------------------------------------------

                                                          Page  5  of  5  Pages
                                                               ---    ---


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           N/A
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           N/A
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
           N/A
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       2/12/98
                                       ----------------------------------------
                                       (Date)

                                       /s/ Robert Greer
                                       ----------------------------------------
                                       (Signature)

                                       Robert Greer, Assistant General Manager
                                       ----------------------------------------
                                       (Name/Title)